Exhibit 10.1

Lugard Road Capital Master Fund, LP

1114 Avenue of the Americas, 28th Floor, New York, NY 10036

October 2, 2018

PRIVATE AND CONFIDENTIAL

Landcadia Holdings, Inc.

Landcadia Merger Sub, Inc.

1510 West Loop South

Houston, Texas 77027

Attention: Steven L. Scheinthal

Re. Commitment to Provide Debt Financing to Landcadia Holdings, Inc. and Landcadia Merger Sub, Inc.

Ladies and Gentlemen:

You have advised Luxor Capital Group, LP, on behalf of Lugard Road Capital Master Fund, LP, and of one or more of its funds and/or affiliates (collectively, “Lugard”, “we” or “us”), that Landcadia Holdings, Inc., a Delaware corporation (“Landcadia”) intends to acquire (the “Acquisition”) Waitr Incorporated, a Louisiana corporation (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of May 16, 2018 (the “Merger Agreement”), by and among the Company, Landcadia, and Landcadia Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Landcadia (“MergerSub” and, together with Landcadia, “you”). On the terms and subject to the conditions of the Merger Agreement, upon the closing of the transactions contemplated thereby, the Company will be merged with and into MergerSub (the “Merger”), with MergerSub surviving the merger in accordance with the Delaware General Corporation Law as a wholly-owned direct or indirect subsidiary of Landcadia.

1.	Commitments.

In connection with the foregoing, Lugard is pleased to advise you of its commitment to (a) provide to MergerSub a senior secured first priority term loan facility, in the aggregate principal amount of $25,000,000, with warrants to be issued by Landcadia (the “Landcadia Debt Facility”) and (b) purchase from Landcadia convertible-to-common equity promissory notes of Landcadia in an aggregate principal amount of $60,000,000 (the “Landcadia Notes”), in each case the closing of which shall be subject to, and occur concurrently with, the closing of the Merger, upon the terms set forth in Exhibit A hereto (the “Term Sheet”). The transactions described in the preceding clauses (a) and (b) are referred to herein collectively as the “Transactions”. The Term Sheet, together with this letter agreement, are referred to herein collectively as the “Commitment Letter”.

2.	Conditions Precedent to Commitment.

Lugard’s commitment to consummate the Transactions is subject only to the conditions set forth in the Term Sheet under the heading “Closing Conditions”. Between the date hereof and the Closing Date (as defined in the Merger Agreement) we each agree to negotiate in good faith (a) a credit and guaranty agreement to document the Landcadia Debt Facility and any ancillary documents in connection therewith and (b) convertible promissory note purchase agreement and convertible promissory notes to document the Landcadia Notes, each on the terms and subject to the conditions set forth in the Term Sheet. The agreements described in the preceding clauses (a) and (b) are referred to herein collectively as the “Transaction Agreements”.

3.	Information.

You hereby represent (but only to your knowledge with respect to any of the information referred to below that is provided by another person that is not your affiliate) and covenant that (a) all written information other than projections (“Projections”) and general economic or industry information (the “Information”) that has been and will be made available to us by Landcadia, the Company or any of your or its respective affiliates or representatives, when taken as a whole, is and will be when furnished complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when taken as a whole, (after giving effect to all supplements and updates thereto through the date furnished) and (b) the Projections that have been or will be made available to us by Landcadia, the Company or any of your or its respective affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). You agree that if at any time prior to the closing of the Landcadia Debt Facility, any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct under those circumstances. You understand that in arranging the Landcadia Debt Facility we may use and rely on the Information and Projections without independent verification thereof.

4.	Expenses.

You agree, whether or not the Closing Date (as defined in the Merger Agreement) occurs, to reimburse Lugard, within thirty (30) days of presentation of a summary statement, for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and negotiation of this Commitment Letter and the definitive documentation for the Transactions and any ancillary documents in connection therewith, including, but not limited to, reasonable out-of-pocket costs and expenses of Lugard’s due diligence investigation and fees and disbursements of one outside counsel and, to the extent necessary, one local counsel in each relevant jurisdiction and one regulatory counsel if reasonably required, in an aggregate amount not to exceed $850,000 (collectively, “Expenses”).

5.	Exclusivity.

Each of you agree not to (nor will you permit any of your respective directors, managers, officers, employees, financial advisors, accountants, representatives, agents or counsel to), either directly or indirectly, solicit, encourage, respond to, or discuss any proposal for a transaction that would conflict with or impede the Transactions in any material respect, or provide any non-public information to any third party in connection with such a proposal, and each of you will immediately inform Lugard of any such proposal that you may receive as well as the terms of any such proposal; provided that all obligations under this Section 5 shall terminate upon the earlier of (i) the Merger Agreement being terminated pursuant to the terms and conditions thereof and (ii) this Commitment Letter being terminated pursuant to Section 13 hereof.

6.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect hereto. This Commitment Letter shall not be assignable by you without the prior written consent of Lugard (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and this Commitment Letter may not be relied upon or enforced by any other person or entity. Lugard shall not assign, syndicate, participate or otherwise directly or indirectly transfer its obligations under this Commitment Letter, and shall not be relieved or novated from such obligations under this Commitment Letter in connection with any purported syndication, assignment, participation or other direct or indirect transfer of its obligations under this Commitment Letter until after the closing of the Merger on the Closing Date (and the funding of the Transactions); provided that Lugard may assign its obligations under this Commitment Letter to one or more of its affiliates or managed accounts (it being understood and agreed that Lugard shall not be relieved or novated from its obligations under this Commitment Letter in connection with any such assignment until after the closing of the Merger on the Closing Date (and the funding of the Transactions)). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including email or “pdf”) shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Transaction Agreements by the parties hereto in a manner consistent with this Commitment Letter. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

8.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER.

9.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that it will be disclosed in one or more filings by Landcadia with the Securities and Exchange Commission (“SEC”) in connection with the Merger, and Lugard hereby consents to such inclusion; provided that (a) the descriptions of this Commitment Letter in any such filing will be subject to Lugard’s prior approval (subject to applicable law, rule or regulation that requires such disclosure, as determined by Landcadia in good faith), and (b) any public statements concerning the existence of this Commitment Letter or the terms hereof, in whatever form, will be subject to Lugard’s prior approval, which consent shall not be unreasonably withheld, conditioned or delayed so long as such public statements are consistent with any descriptions set forth in Landcadia’s SEC filings.

The agreements set forth in this Section 9 shall terminate on the earlier of (i) one year from the date hereof and (ii) the consummation of the Transactions.

10.	Indemnification.

You shall jointly and severally indemnify and hold harmless Lugard, each of its affiliates, managed funds or accounts, and each of their respective advisors, agents, directors, employees, officers or representatives (each an "Indemnified Person") from and against any and all claims, damages, losses, liabilities and reasonable out-of-pocket expenses including legal expenses (but limited, with respect to legal expenses, to fees and disbursements of one outside counsel for the Indemnified Persons (as a group), one local counsel in each relevant jurisdiction and one regulatory counsel to all the Indemnified Persons (as a group), and, solely, in the event of a conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Persons), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Transactions or any actual or proposed use of the proceeds of the Transactions, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of, or material breach of this Commitment Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents, or to the extent acting at such Indemnified Person’s direction, advisors or other representatives, (ii) claims between or among Indemnified Persons, but only to the extent of such claims and (iii) any unsuccessful claim brought by an Indemnified Person against you, your affiliates or your respective advisors, agents, directors, employees, officers or representatives. For sake of clarity, an “unsuccessful claim” is a claim with respect to which a court of competent jurisdiction finds in a final, non-appealable judgment in favor of the defendant. If you have admitted in writing your obligation to indemnify one or more Indemnified Parties with respect to a claim, then no such Indemnified Person shall admit any liability with respect to, or settle, compromise or discharge, any such claim without your prior written consent.

Notwithstanding any other provision of this Commitment Letter, none of us, you (or any of your affiliates), the Company (or any of its affiliates) or any Indemnified Person shall be liable for any indirect, special or punitive damages in connection with this Commitment Letter or the Transactions; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions hereof.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you hereunder to such Indemnified Person for any losses to the extent such Indemnified Person is determined in a final and non-appealable judgment by a court of competent jurisdiction not to be entitled to payment of such amounts in accordance with the terms hereof.

11.	Absence of Fiduciary Relationship.

You acknowledge that Lugard and/or our affiliates may be investing in, or providing debt financing, equity capital or other services to, other companies with which you may have conflicting interests. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Lugard and/or our affiliates has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Lugard or our affiliates have advised or are advising you on other matters and (b) you will not assert any claim against Lugard or our affiliates for breach or alleged breach of fiduciary duty and agree that neither Lugard nor our affiliates shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

12.	Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), we may be required to obtain, verify and record information that identifies the Borrower (as set forth in the Term Sheet) and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow us to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

13.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof not later than 11:59 p.m., New York City time, on October 2, 2018. Lugard’s offer hereunder will expire automatically and without further action or notice and without further obligation to you at such time in the event that Lugard has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on Lugard only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 13. This Commitment Letter will terminate automatically on the date of termination of the Merger Agreement. Sections 3 (other than the penultimate sentence thereof), 6, 7, 8, 9, 10, 11 and this Section 13 shall survive the termination of this Commitment Letter; provided, that the confidentiality, expense reimbursement and indemnification provisions shall be superseded by the corresponding provisions in the definitive documentation for the Landcadia Debt Facility and the Landcadia Notes.

14.	Trust Account Waiver.

 Lugard hereby acknowledges that Landcadia has established a segregated trust account (the “Trust Account”) for the benefit of its public shareholders, which holds proceeds of its initial public offering. For and in consideration of Landcadia entering into discussions with Lugard regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lugard, for itself and the affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Landcadia’s public shareholders), and hereby waives any claims it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Landcadia’s public shareholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Commitment Letter) between Landcadia and Lugard and will not seek recourse against the Trust Account (or distributions therefrom to Landcadia’s public shareholders) for any reason whatsoever.

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Lugard is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition. Please sign below to evidence your agreement to the terms of this letter.

Very truly yours,

Luxor Capital Group, LP

By:	/s/ Adam Miller
Name: Adam Miller
Title: Chief Operating Officer

Acknowledged and agreed:

Landcadia Holdings, Inc.

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President, General Counsel and Secretary

Landcadia Merger Sub, Inc.

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President and Secretary

EXHIBIT A

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth elsewhere in the Commitment Letter.

Companies:	Landcadia Merger Sub, Inc., a Delaware corporation.

Landcadia Holdings, Inc., a Delaware corporation.

Investment / Loan:	$85.0 million, consisting of:

(i)

the provision by Lugard to Surviving Sub of a senior secured first priority term loan facility in an aggregate principal amount of $25.0 million, with warrants to be issued by Landcadia to Lugard as described below, the closing of which shall be subject to, and occur concurrently with, the closing of the Merger, and

(ii) the purchase by Lugard from Landcadia of convertible-to-common equity promissory notes of Landcadia in an aggregate principal amount of $60.0 million, the closing of which shall be subject to, and occur concurrently with, the closing of the Merger, all on the terms described below.

Terms of Landcadia Debt Facility

Borrower:	Landcadia Merger Sub, Inc., as survivor of its merger with Waitr as a result of the Merger (the “Surviving Sub”).

Current and Future Guarantors:	The direct parent of Surviving Sub (the “Parent”), which shall be (i) Landcadia, or (ii) a wholly-owned direct subsidiary of Landcadia, and each subsidiary of the Surviving Sub (“Guarantors”).

Maturity Date:	The date that is four (4) years after the Closing Date (as defined below).

Interest Rate:

7.0% per annum, paid quarterly, which may be paid on each payment date in cash or as a payment-in-kind, at the election of the Surviving Sub. Amounts paid in kind will be added to the principal amount of the Landcadia Debt Facility and will thereafter bear interest at the rate set forth herein.

All rates shall be calculated on a 360-day basis.

Amortization:	None, bullet at maturity.

Mandatory Prepayments:	Mandatory prepayments (subject to customary exceptions and baskets) from equity issuances and debt issuances (in each case other than in connection with the Merger), asset sales, and insurance/condemnation proceeds. The Landcadia Debt Facility will become repayable in full in the event that either (i) the registration statement for the resale of the Landcadia Notes and the shares of common stock underlying the Warrants and Landcadia Notes has not been filed within 30 days after the Closing Date, or (ii) such registration statement is not effective within 180 days after the Closing Date. Such repayment shall be made within nine (9) months after the Landcadia Debt Facility becomes repayable in full.

Prepayment Premium:	Upon the occurrence of (i) any voluntary prepayments and mandatory prepayments (whether before or after an event of default), (ii) any payment, repayment or redemption of the obligations following acceleration thereof (whether before or after the commencement of any bankruptcy event or following the occurrence of any event of default), (iii) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the obligations in any bankruptcy, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any insolvency proceeding in full or partial satisfaction of the obligations, or (iv) the termination for any reason of the definitive agreements documenting the issuance of the Landcadia Notes, a premium in the amount set forth below shall be payable on the principal amount subject to the foregoing clauses (i) through (iv), calculated when such amount is payable (in the case of a mandatory prepayment) or paid (in the case of a voluntary prepayment):

Months from Closing Date	Premium
1 to 12	5%
Thereafter	0%

Collateral:	First priority lien on (i) all tangible and intangible assets (including without limitation, intellectual property) of the Parent, the Surviving Sub and each Guarantor, and (ii) equity interests of the Surviving Sub and each of the Guarantors (other than the Parent), subject only to customary permitted liens to be agreed. Lugard will serve as collateral agent.

Use of Proceeds:	As set forth below under the heading General – Use of Proceeds.

Affirmative Covenants:	Customary and appropriate for similar transactions including without limitation, delivery of financial statements, notices and other information, maintenance of existence, payment of taxes and claims, maintenance of properties and insurance, inspections, lender meetings, compliance with laws, and compliance with contractual obligations.

Negative Covenants:	Customary and appropriate for similar transactions including without limitation, limitations on indebtedness, liens, contingent obligations, negative pledges, restricted payments, subsidiary distributions, investments and acquisitions, fundamental changes (for the Parent and its subsidiaries), disposition of assets (including the disposition or issuance of subsidiary equity interests), sale and lease-back transactions, transactions with affiliates (other than repayment of advances made by affiliates of Waitr under existing working capital lines of credit in amounts disclosed to Lugard), conduct of business, changes to material contracts, and deposit accounts and permitted activities of the Parent. Lugard shall have the right to amend or waive any negative covenant without the consent of any other lender.

Financial Covenants:	None.

Representations and Warranties:	Customary and appropriate for similar transactions.

Events of Default:	Customary and appropriate for similar transactions including without limitation, a change of control of Landcadia and its subsidiaries. Change of control would be defined in a manner customary for similar transactions.

Warrants:	The lenders under the Landcadia Debt Facility will receive their pro rata share of warrants to purchase that number of shares of Landcadia common stock exercisable after the Merger such that they would receive an aggregate of $5.0 million of common equity in Landcadia (the “Warrants”), on the following terms and conditions:

• Four (4) year term;

• Exercise price of $13.00/share;

• Subject to customary exceptions, the warrants will provide for standard anti-dilution protection, including weighted average adjustments for issuances of additional shares; and

• Registration rights (see “Other Terms” below).

Terms of the Landcadia Notes

Issuer:	Landcadia.

Landcadia Notes:	Convertible promissory notes of Landcadia in an aggregate principal amount of $60.0 million (the “Aggregate Note Amount”).

Maturity Date:	The date that is four (4) years after the Closing Date. Upon maturity, the Landcadia Notes (and any accrued but unpaid interest) will be repaid in cash or converted to common equity of Landcadia (conversion terms below), at the holder’s election.

Interest Rate:	1.0% per annum, paid quarterly in cash. All rates shall be calculated on a 360-day basis.

Amortization:	None, bullet at maturity.

Conversion:	At any time at the holder’s election, each Landcadia Note may be converted in whole or in part into shares of common equity of Landcadia at a rate of $13/share (subject to a 9.9% conversion cap). The Landcadia Notes will be afforded customary anti-dilution protection, and the Landcadia Notes (and the shares issuable upon their conversion) will have the benefit of registration rights (see “Other Equity Terms” below).

Prepayment:	The Landcadia Notes are only prepayable by Landcadia with the consent of the holders of at least a majority-in-interest of the Landcadia Notes.

Collateral:	Unsecured.

Use of Proceeds:	As set forth below under the heading General – Use of Proceeds.

Affirmative Covenants:	Same as under the Landcadia Debt Facility (see above).

Negative Covenants:	Customary and appropriate for similar transactions including without limitation, minimum liquidity requirements, limitations on indebtedness, liens, contingent obligations, negative pledges, restricted payments, subsidiary distributions, investments and acquisitions, fundamental changes (for Landcadia and its subsidiaries), disposition of assets (including the disposition or issuance of subsidiary equity interests), sale and lease-back transactions, transactions with affiliates, conduct of business, changes to material contracts, and deposit accounts and permitted activities of Landcadia. Lugard shall have the right to amend or waive any negative covenant without the consent of any other lender.

Financial Covenants:	None.

Representations and Warranties:	Customary and appropriate for similar transactions.

Events of Default:	Customary and appropriate for similar transactions including without limitation, a change of control of Landcadia and its subsidiaries. Change of control would be defined in a manner customary for similar transactions.

Other Terms:	Customary for similar transactions, including but not limited to: resale shelf registration statement to be filed within 30 days after the Closing Date (which shall also cover the resale of shares of Landcadia common stock underlying the Warrants and the shares issuable upon the conversion of the Landcadia Notes, as applicable); information rights; affirmative and negative covenants (with respect to the Landcadia Notes); Lugard free transferability, subject to applicable securities laws (and provided that the registrability does not result in regulation under the Trust Indenture Act); all on terms satisfactory to Landcadia and Lugard.

Board Matters:

Landcadia and Waitr will cause Landcadia’s proxy statement for the Acquisition to include the election of two (2) directors nominated by Lugard to serve on Landcadia’s Board of Directors (the “Lugard Nominees”), one of whom shall initially be Jonathan Green, and the Lugard Nominees shall have the right to serve on all committees of the Board of Directors unless Landcadia’s Board of Directors determines in good faith that each such nominee does not satisfy the independence and other requirements for service thereon pursuant to Nasdaq rules. Lugard shall have nomination rights with respect to two (2) directors for so long as Lugard satisfies a mutually-agreeable minimum ownership threshold (which will, for the avoidance of doubt, give effect to the Landcadia Notes on an as-converted basis).

Fertitta Entertainment, Inc. (“FEI”) will have the right to elect two (2) directors to serve on Landcadia’s Board of Directors (the “FEI Nominees”), who shall initially be Tilman Fertitta and Steven Scheinthal, and the FEI Nominees shall have the right to serve on all committees of the Board of Directors unless Landcadia’s Board of Directors determines in good faith that each such nominee does not satisfy the independence and other requirements for service thereon pursuant to Nasdaq rules, which rights will be subject to a mutually-agreeable minimum ownership threshold.

Landcadia’s organizational documents will provide for indemnification of its directors and officers to the maximum extent provided by law and Landcadia shall obtain D&O insurance in amounts and on terms reasonably satisfactory to Lugard and FEI consistent with similarly situated companies. Landcadia shall enter into director indemnification agreements with the Lugard Nominees and the FEI Nominees in the form used by Landcadia with its other directors. Landcadia shall reimburse the Lugard Nominees and the FEI Nominees for all out-of-pocket expenses incurred in connection with matters on behalf of Landcadia, subject to Landcadia’s policies applicable to all directors.

At any time when a director or observer has been appointed by the holders, such director or observer and the appointing holders will be subject to Landcadia’s policies applicable to all directors and/or observers, including with regard to insider trading and confidentiality.

In the event that Lugard elects not to appoint a director, it shall have the right to appoint an observer to Landcadia’s Board of Directors, provided that at any time thereafter when Lugard remains entitled to appoint a director it may elect to appoint a director in lieu of having the right to an observer.

General

Projected Closing Date:	The date on which the Merger is consummated (the “Closing Date”).

Use of Proceeds:	The net proceeds of the Landcadia Debt Facility and the Landcadia Notes will be used to satisfy certain conditions for the closing of the Merger and thereafter to fund growth and for general corporate purposes.

Closing Conditions:	Limited to the following:

	•	The negotiation, execution and delivery of documentation governing the Transactions (including the Landcadia Debt Facility, the Warrants, the Landcadia Notes and the equity investment);

	•	Receipt of satisfactory lien searches, insurance endorsements, legal opinions, corporate records, and documents from public officials and officers’ certificates in connection with the Transactions;

	•	All conditions to closing set forth in the Merger Agreement shall have been satisfied other than the final vote of the shareholders of Landcadia and any approvals required by Nasdaq;

	•	Since December 31, 2017, there have been no change, event, fact or condition, individually or in the aggregate (a “Waitr Material Adverse Effect”), together with all other changes, events, facts and conditions that have occurred prior to the date of determination, any material adverse effect upon (a) the business, results of operations, workforce, prospects, properties, assets, liabilities or condition (financial or otherwise) of the Company, or (b) the ability of the Company to consummate the transactions contemplated by the Merger Agreement or to perform its obligations thereunder; provided, however, that the following shall not be deemed either alone or in combination to constitute, and no adverse change, event, fact or condition directly resulting from any of the following shall be taken into account in determining whether any change, event, fact or condition has had or would reasonably be expected to have a Waitr Material Adverse Effect: (i) changes in general economic conditions, to the extent that they do not have a materially disproportionate effect on the Company; (ii) changes generally affecting the specific industry in which the Company operates, to the extent that they do not have a materially disproportionate effect on the Company relative to other industry participants; and (iii) any act of terrorism, war, calamity or act of God, to the extent that such act does not have a materially disproportionate effect on the Company;

	•	All documentation and information required to comply with applicable law (including “know your customer,” anti-money laundering rules and regulation, etc.) shall have been received;

	•	Since August 23, 2018, Landcadia shall not have issued any additional shares of capital stock (including any warrants, options, or other instruments convertible into shares of capital stock), including previously outstanding shares of common stock that have been redeemed; provided that Landcadia may issue (or re-issue) shares of capital stock solely to the extent required in order to fund the Minimum Cash Consideration Amount (as defined in the Merger Agreement);

	•	The effectiveness of the Transactions shall be conditioned on there being no (i) amendment or modification to, or waiver by any party under the Merger Agreement that is materially adverse to Lugard without Lugard’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Lugard’s consent will be required for any amendment, modification or waiver that would involve: (1) any negative impact on credit-worthiness; (2) any impact on capital structure (including issuance of equity and equity-based incentives), except for issuances by Watir of up to 150,000 shares of Waitr common equity or equity-based incentives in connection with new hires; (3) incurrence of any new debt or other liabilities outside the ordinary course of business for Waitr; (4) any related-party transactions (covering new agreements or modifications to existing agreements) by Landcadia or Waitr; (5) any changes to senior management of Landcadia or Waitr; and (6) Any waiver involving compliance with law, or (ii) breach, default or grounds for default under the Merger Agreement;

	•	The exchange of fourteen million (14,000,000) private placement warrants held by Fertitta Entertainment, Inc. and Jefferies Financial Group Inc. for 1,600,000 shares of Landcadia’s common stock; and

	•	The receipt of (i) $1,250,000 in cash and (ii) 75,000 shares of Landcadia’s common stock by Fertitta Entertainment, Inc. in full satisfaction of its prior $1,500,000 loan to Landcadia.

Definitive Documentation:

This Term Sheet is subject to the execution of definitive agreements.

The Transactions contemplated herein will be made pursuant to a securities purchase agreement, loan agreement, promissory notes and other standard documentation drafted by counsel to Lugard, containing customary representations and warranties, affirmative and negative covenants consistent with this Term Sheet. All such agreements will be entered into as of the Closing Date, with the issuance of the Landcadia Notes to occur subject to, and concurrently with, the Merger.

Following your acceptance of this Term Sheet, we would bring considerable additional internal and external resources to bear in order to negotiate the definitive documentation with you.

Counsel to Lugard:	Sidley Austin LLP